PROSPECTUS and	PRICING SUPPLEMENT NO. 13
PROSPECTUS SUPPLEMENT, each	Dated March 8, 2018
Dated April 7, 2017	Registration Statement No. 333-217193
Filed Pursuant to Rule 424(b)(2)

U.S. $18,900,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES G

Due 9 Months or More from Date of Issue

$500,000,000 Floating Rate Senior Notes Due March 12, 2021

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:		24422EUC1 / US24422EUC10

Date of Issue*:		March 13, 2018

Maturity Date:		March 12, 2021

Principal Amount:		$500,000,000

Interest Rate Basis:		USD-LIBOR-Reuters (Reuters Page LIBOR01)

Index Maturity:		3-Month

Spread:		LIBOR + 24 bps

Initial Interest Determination Date:		March 9, 2018

Day Count:		Actual/360, Adjusted

Interest Reset Dates:		Quarterly on the 12th of March, June, September and December, commencing on June 12, 2018

Interest Determination Dates:		Two London Business Days preceding such Interest Reset Date

Interest Payment Dates:		Quarterly on the 12th of March, June, September and December, commencing on June 12, 2018 (short first coupon) and ending on the maturity date

Minimum Interest Rate:		0.000%

Day Count Convention:		Modified Following, Adjusted

Redemption Provision:		None

Price to Public:		100.000% plus accrued interest, if any, from March 13, 2018

Plan of Distribution:
	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$150,000,000
	Goldman Sachs & Co. LLC	150,000,000
	MUFG Securities Americas Inc.	150,000,000
	BNP Paribas Securities Corp.	16,667,000
	Loop Capital Markets LLC	16,667,000
	Standard Chartered Bank	16,666,000

Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.850% plus accrued interest, if any, from March 13, 2018. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Notice to Prospective Investors in the United Kingdom

The communication of this pricing supplement and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”).  Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.  The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement relates will be engaged in only with, relevant persons.  Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement or any of its contents.

Notice to Prospective Investors in the European Economic Area

This pricing supplement is not a prospectus for the purposes of the Prospectus Directive (as defined below). This pricing supplement has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this pricing supplement may only do so in circumstances in which no obligation arises for John Deere Capital Corporation (the “Issuer”) or any of the Agents to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.  Neither the Issuer nor the Agents have authorised, nor do they authorise, the making of any offer of Notes in circumstances in which an obligation arises for the Issuer or the Agents to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.